APPLEBEE'S INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 14, 1997

             To the Stockholders of Applebee's International, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Applebee's International, Inc., a Delaware corporation (the "Company"), will be held on May 14, 1997, at 10:00 a.m., CDT, at 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207 for the following purposes:

            I.   To elect three directors;

          II. To amend the Company's 1995 Equity Incentive Plan to increase the number of shares of Common Stock available for Awards thereunder by 300,000 shares;

         III.    To adopt the Company's Employee Stock Purchase Plan;

          IV. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the 1997 fiscal year; and

           V. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE ON ALL PROPOSALS.

     The Board of Directors has fixed the close of business on March 21, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                              By Order of the Board of Directors


                                              Robert T. Steinkamp, Secretary

Overland Park, Kansas
April 8, 1997

                         APPLEBEE'S INTERNATIONAL, INC.
                                 --------------

                                PROXY STATEMENT
                                 --------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Applebee's International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 14, 1997, at 10:00 a.m., CDT, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive office, 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207.

     This proxy statement and accompanying proxy ("Proxy Statement") was mailed on or about April 8, 1997, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

     Only stockholders of record at the close of business on March 21, 1997, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 27, 1997, there were 31,330,898 outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock outstanding on the record date is entitled to one vote. Approval of Proposals II, III and IV requires the affirmative vote of a majority of the outstanding shares of Common Stock represented at the meeting and entitled to vote. Thus, abstentions and broker non-votes (i.e., shares present in person or by proxy but for which no voting authority has been given by the beneficial holder) have the effect of votes against the proposals. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect the outcome of the election of directors.

     On March 27, 1997, the closing sale price reported on The Nasdaq Stock Market for a share of the Common Stock was $25.25 (as reported by the National Quotation Bureau, Inc.).

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted by filing with the Secretary of the Company at the Company's principal executive office a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

     The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished by the Company to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitation by directors, officers or other regular employees of the Company or by agents employed by the Company for the specific purpose of supplemental proxy solicitation. Such soliciting agents, if engaged, will be paid a reasonable fee for their services. No additional compensation will be paid to directors, officers or other regular Company employees for such services.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must comply with the rules of the Securities and Exchange Commission ("SEC") and be received by the Company from qualified stockholders no later than December 13, 1997 in order to be included in the proxy statement and proxy relating to that meeting.

Certain Information Concerning the Board of Directors

     The Board of Directors is classified into three classes, each holding three-year terms (designated Class I, II, and III). There are currently three directors in Class I, with terms expiring at the 1999 Annual Meeting, four directors in Class II, with terms expiring at the 1997 Annual Meeting, and three directors in Class III, with terms expiring at the 1998 Annual Meeting. One of the Class II directors, Johyne H. Reck, whose term expires at the 1997 Annual Meeting, has decided not to stand for reelection, and as a result, the size of the Board will be reduced to nine members. The following information is furnished for Ms. Reck, each of the three persons being nominated for election as a Class II director to a new three-year term ("Nominee"), and for each person who is continuing as a Class I or Class III director of the Company ("Incumbent").

     ABE J. GUSTIN, JR., age 62 (Nominee - Class II term expiring in 1997). Mr. Gustin has been a director of the Company since September 1983 when the Company was formed. He served as Chairman of the Board of Directors of the Company from September 1983 until January 1988 and was again elected as Chairman in September 1992. He was Vice President from November 1987 to January 1988, and from January 1988 until December 1994, he served as President of the Company. Mr. Gustin served as Chief Executive Officer of the Company through 1996, and effective January 1, 1997, became Co-Chief Executive Officer along with Lloyd L. Hill. From 1983 to 1990, he also served as Chairman of Juneau Holding Co., a Kansas City, Missouri-based firm which operated Taco Bell restaurants.

     LLOYD L. HILL, age 53 (Incumbent - Class III term expiring in 1998). Mr. Hill was elected a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer along with Mr. Gustin. From 1990 to 1994, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company, where he also served as a director from 1988 to 1994, having joined that organization in 1980. Mr. Hill serves as a member of the Nominating Committee.

     Mr. Gustin and Mr. Hill will share the responsibilities of Chief Executive Officer through 1997. Beginning in 1998, Mr. Gustin will retain his position as the Chairman of the Board and Mr. Hill will remain Chief Executive Officer.

     D. PATRICK CURRAN, age 52 (Nominee - Class II term expiring in 1997). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979. Mr. Curran serves as a member of the board of directors of Sealright Co., Inc., Unitog Company, and American Safety Razor Company, all publicly-traded corporations. Mr. Curran serves as a member of the Audit Committee and the Executive Compensation Committee.

     ERIC L. HANSEN, age 48 (Incumbent - Class I term expiring in 1999). Mr. Hansen was elected a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, McCollum and Hansen, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as a member of the Audit Committee, the Executive Compensation Committee and the Nominating Committee.

     JACK P. HELMS, age 44 (Incumbent - Class III term expiring in 1998). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the Executive Compensation Committee and the Nominating Committee.

     KENNETH D. HILL, age 63 (Incumbent - Class I term expiring in 1999). Mr. Hill became a director of the Company in November 1992 and has agreed to continue to serve as a director through the term of his consulting agreement (March 1998) or until the Company selects someone to fill his position on the Board of Directors. See "Certain Transactions." He was employed by the Company in April 1991, serving as Executive Vice President and Chief Operating Officer until January 1994, when he was named President of International Development. Effective February 28, 1995, Mr. Hill resigned as an employee and officer of the Company and became a consultant to the Company for governmental affairs and industry relations. From May 1990 to March 1991, he was President and Chief Executive Officer of Creative Restaurant Management, a company created in a leveraged buy-out from Gilbert/Robinson, Inc., a Kansas City-based specialty restaurant group. In March 1992, Creative Restaurant Management filed a petition for bankruptcy, and the bankruptcy proceeding was terminated in March 1995. Mr. Hill is an honorary director of the National Restaurant Association, after having served as both a director of that association and as chairman of most of its major committees. Mr. Kenneth Hill and Mr. Lloyd Hill are not related.

     ROBERT A. MARTIN, age 66 (Nominee - Class II term expiring in 1997). Mr. Martin was elected a director of the Company in August 1989. In April 1991, he became Vice President of Marketing, and in January 1994, he was promoted to Senior Vice President of Marketing. In January 1996, Mr. Martin was promoted to Executive Vice President of Marketing. From January 1990 to April 1991, he served as President of Kayemar Enterprises, a Kansas City-based marketing consulting firm. From 1983 to January 1990, he served as the President, Chief Operating Officer and a director of Juneau Holding Co., of which Mr. Gustin, Chief Executive Officer of the Company, was Chairman. From July 1977 to June 1981, he served as President of United Vintners Winery and prior to that time was employed for 25 years by Schlitz Brewing Company, most recently in the position of Senior Vice President of Sales and Marketing.

     JOHYNE H. RECK, age 47 (Class II term expiring in 1997). Ms. Reck has decided not to stand for reelection at the 1997 Annual Meeting. Ms. Reck was originally elected a director of the Company in May 1985. Ms. Reck served as a consultant to the Company on its civic and philanthropic programs through December 31, 1995 at which time she resigned as a consultant. She previously served as Secretary from May 1985 to January 1990, as Treasurer from May 1985 to December 1989, and as an Executive Vice President from March 1988 until April 1991. From March 1983 to 1991, she served as a director and President of Corner and Main Advertising, Inc., an advertising agency which she owned. Ms. Reck is the wife of Ronald B. Reck, who served as an officer of the Company until his resignation which was effective January 31, 1996. Ms. Reck serves as a member of the Audit Committee.

     BURTON M. SACK, age 59 (Incumbent - Class III term expiring in 1998). Mr. Sack was elected a director and appointed an Executive Vice President of the Company effective October 24, 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee of the Company which was acquired by the Company in October 1994.

     RAYMOND D. SCHOENBAUM, age 50 (Incumbent - Class I term expiring in 1999). Mr. Schoenbaum was elected a director of the Company effective March 24, 1995 and served as a consultant to the Company pursuant to an agreement which terminated in March 1996. He was the founder, majority shareholder, and chairman of the board of directors of Innovative Restaurant Concepts, Inc., operator of the Rio Bravo Cantina restaurant concept, prior to its acquisition by the Company in March 1995. Mr. Schoenbaum served as Vice Chairman of Restaurant Systems, Inc., a franchisee of Wendy's International, Inc., from 1974 until 1986 and was a Shoney's franchisee from 1971 until 1974. Mr. Schoenbaum serves as a member of the Executive Compensation Committee and the Nominating Committee.

     The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Nominating Committee. The Audit Committee recommends engagement of the Company's independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors. The members of the Audit Committee are Mr. Curran, Mr. Hansen, and Ms. Reck. The Executive Compensation Committee is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes awards under the Company's 1995 Equity Incentive Plan. The members of the Executive Compensation Committee are Mr. Curran, Mr. Hansen, Mr. Helms and Mr. Schoenbaum. The Nominating Committee evaluates and recommends candidates for nomination to the Board of Directors. Pursuant to the Company's By-laws, stockholder nominations for Board candidates must be submitted to the Nominating Committee, along with certain information about the candidate, at least 60 days prior to the Annual Meeting date. The Nominating Committee is responsible for reviewing any stockholder nominations. The members of the Nominating Committee are Mr. Hansen, Mr. Helms, Mr. Lloyd Hill, and Mr. Schoenbaum.

     During fiscal year 1996, the Board of Directors held seven meetings (including five regular meetings), the Audit Committee held two meetings, the Executive Compensation Committee held eight meetings, and the Nominating Committee held one meeting. During fiscal year 1996, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

     For director compensation purposes, Mr. Curran, Mr. Hansen, Mr. Helms and Ms. Reck were considered "non-employee directors" throughout 1996, and Mr. Schoenbaum was deemed a "non-employee director" subsequent to the termination of his consulting agreement in March 1996. During 1996, Mr. Gustin, Mr. Lloyd Hill, Mr. Martin and Mr. Sack were "employee directors," and Mr. Kenneth Hill was also treated as an "employee director" pursuant to his consulting agreement with the Company.

     During fiscal year 1996, changes to the Company's director compensation program were implemented after being approved by the stockholders at the 1996 Annual Meeting. Prior to the 1996 Annual Meeting, non-employee directors received fees of $1,500 for each regular Board meeting attended, plus an annual retainer of $6,000. Under the revised compensation program, non-employee directors receive an annual cash retainer of $15,000 plus an annual fee of $5,000 for each committee on which the director serves, up to a maximum of $10,000 for all such committees. Employee directors do not receive any compensation for their service on the Board.

     Additionally, the Company's 1995 Equity Incentive Plan, as amended at the 1996 Annual Meeting, provides for non-employee directors to receive an annual base grant of options to purchase 5,000 shares of Common Stock. The base grant of 5,000 shares will be increased (i) by 2,000 shares if the Company realizes an increase in Net Income of more than 20% (defined as income after taxes determined in accordance with generally accepted accounting principles) over the prior year, and (ii) by 100 shares for each additional 1% increase in Net Income, but in no event will the total shares granted in any year (the 5,000 base grant plus the incremental grants) exceed 9,000. There is no provision for the base grant to be decreased. Under the amended plan, options for 9,000 shares of Common Stock were granted in fiscal 1996 to Mr. Curran, Mr. Hansen, Mr. Helms, Ms. Reck and Mr. Schoenbaum for serving as non-employee directors of the Company. In addition, an option for 9,000 shares of Common Stock was granted in fiscal 1996 to Mr. Kenneth Hill (who, pursuant to his consulting agreement with the Company, was treated as an employee for director compensation purposes).

     Mr. Kenneth Hill and Mr. Schoenbaum also received cash compensation of $162,500 and $51,792, respectively, for services rendered as consultants to the Company in fiscal 1996. Cash compensation paid and stock options granted to Mr. Gustin, Mr. Lloyd Hill and Mr. Martin for services rendered to the Company as employees in fiscal 1996 are shown in the Summary Compensation Table. In addition, Mr. Sack received cash compensation of $224,827 and options to purchase 39,000 shares of Common Stock for services rendered to the Company as an employee in fiscal 1996. See "Certain Transactions."

Certain Information Concerning Executive Officers

     Information regarding the executive officers of the Company, who are not also directors of the Company, as of December 29, 1996, is as follows:

                Name                           Age                     Position

     George D. Shadid........................   42     Executive Vice President, Chief Financial Officer and
                                                          Treasurer
     Steven K. Lumpkin.......................   42     Senior Vice President of Administration
     Ronald J. Marks.........................   41     Vice President of Research and Development (promoted to
                                                          Senior Vice President effective January 1, 1997)
     Stuart F. Waggoner......................   51     Senior Vice President of Operations
     Philip J. Hickey, Jr....................   42     President and Chief Operating Officer of Rio Bravo
                                                          International, Inc.(a wholly-owned subsidiary of
                                                          Applebee's International, Inc.)

     GEORGE D. SHADID was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. He also became Treasurer in March 1995. From 1985 to 1987, he served as Corporate Controller of Gilbert/Robinson, Inc., at which time he was promoted to Vice President, and in 1988 assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. In November 1991, Gilbert/Robinson, Inc. filed a petition for bankruptcy, which was discharged in December 1992. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP.

     STEVEN K. LUMPKIN was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. From July 1993 until January 1995, Mr. Lumpkin was a Senior Vice President with a division of the Olsten Corporation, Olsten Kimberly Quality Care. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the board of directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.

     RONALD J. MARKS has been an employee of the Company since March 1988 and served as Director of Product Development until March 1991, when he became
Director of Menu Development. In February 1992, he was promoted to Executive Director of Research and Development, and in February 1993, Mr. Marks was promoted to Vice President of Research and Development. He was promoted to Senior Vice President of Research and Development in January 1997.

     STUART F. WAGGONER has been an employee of the Company since December 1988 and served as the Executive Director of Franchise Operations until March 1991, when he became Vice President of Franchise Operations. In December 1994, Mr. Waggoner assumed the newly created position of Senior Vice President of Operations, and has overall responsibility for franchise and Company owned Applebee's restaurant operations. From October 1987 to December 1988, Mr. Waggoner was a Vice President of Operations for Eateries', Inc., a restaurant company based in Oklahoma City, Oklahoma. From 1985 to July 1987, Mr. Waggoner was President of Pendleton's Bar & Grill in Dallas, Texas. From October 1974 to March 1985, Mr. Waggoner was Vice President of Restaurant Administration for TGI Friday's, Inc., in Dallas, Texas.

     PHILIP J. HICKEY, JR. joined the Company in connection with the merger with Innovative Restaurant Concepts, Inc. ("IRC") in March 1995 where he had been President and Chief Operating Officer since 1992. He currently serves as
President and Chief Operating Officer of Rio Bravo International, Inc., a wholly-owned subsidiary of Applebee's International, Inc. He co-founded the Green Hills Grille concept in 1990 in Nashville, Tennessee, which was acquired by IRC in 1992. Mr. Hickey was the co-creator of the Cooker Restaurant concept, founded in 1984, and was President and Chief Operating Officer of the Cooker Restaurant Corporation from 1984 to 1989. From 1976 to 1983, Mr. Hickey was employed by Gilbert/Robinson, Inc.

Security Ownership of Officers, Directors and Certain Beneficial Owners

     The following table sets forth information, as of March 27, 1997, regarding the ownership of Common Stock, the Company's only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                          Beneficial Ownership(1)
                                                                       -------------------------------
                                                                         Number of        Percent
                                                                          Shares           Held
                                                                       --------------  ---------------

     Massachusetts Financial Services Company.........................   3,947,595         12.6%
         500 Boylston Street
         Boston, MA  02116
     Putnam Investments, Inc..........................................   3,600,240         11.5%
         One Post Office Square
         Boston, MA  02109
     AIM Management Group, Inc........................................   2,508,300          8.0%
         11 Greenway Plaza, Suite 1919
         Houston, TX  77046
     FMR Corp.........................................................   2,010,400          6.4%
         82 Devonshire Street
         Boston, MA  02109
     Burton M. Sack (2)...............................................   2,031,180          6.5%
     Abe J. Gustin, Jr. (2)...........................................   1,558,000          5.0%
     Raymond D. Schoenbaum (2)........................................   1,193,759          3.8%
     Lloyd L. Hill (2)................................................     128,000          0.4%
     Johyne H. Reck (2) (3)...........................................     107,500          0.3%
     Robert A. Martin (2).............................................      85,000          0.3%
     Kenneth D. Hill (2)..............................................      77,000          0.2%
     George D. Shadid (2).............................................      70,101          0.2%
     D. Patrick Curran (2)............................................      68,000          0.2%
     Eric L. Hansen (2)...............................................      52,250          0.2%
     Jack P. Helms (2)................................................      50,000          0.2%
     Stuart F. Waggoner (2)...........................................      43,500          0.1%
     Steven K. Lumpkin (2)............................................      10,000            -
     All executive officers and directors as a group (15 persons) (2).   5,702,597         18.2%
---------------

(1) The mailing address of each individual is 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207, unless otherwise shown.
(2) Includes certain shares subject to options exercisable as of March 27, 1997 or within 60 days thereafter: 9,000 shares for Mr. Sack, 58,000 shares for Mr. Gustin, 18,000 shares for Mr. Schoenbaum, 116,000 shares for Lloyd L. Hill, 98,000 shares for Ms. Reck, 59,000 shares for Mr. Martin, 76,500 shares for Kenneth D. Hill, 45,000 shares for Mr. Shadid, 63,000 shares for Mr. Curran, 47,000 shares for Mr. Hansen, 45,000 shares for Mr. Helms, 34,500 shares for Mr. Waggoner, 10,000 shares for Mr. Lumpkin, and 716,000 shares for all executive officers and directors as a group.
(3) Ms. Reck disclaims ownership of 406,440 shares of Common Stock beneficially owned by her husband, Ronald B. Reck, a former executive officer of the Company, including 30,000 shares subject to currently exercisable options.

     Mr. Gustin is a party to a voting agreement that binds Ronald B. Reck, a former executive officer of the Company, pursuant to which they have agreed to vote all voting securities of the Company held by them at any time (i) to maintain the size of the Board of Directors at ten members unless otherwise mutually agreed, (ii) to vote for the election of Mr. Gustin and Ms. Reck as directors of the Company at each election of directors, (iii) to vote against the removal of Mr. Gustin and Ms. Reck as directors of the Company, and (iv) to vote their shares so that the Board of Directors has at least two independent directors at all times. However, Ms. Reck has decided not to stand for reelection at the 1997 Annual Meeting. In addition, in the event of the death of any of the parties, the voting agreement contains provisions relating to voting for the election of a successor director of the deceased party. The voting agreement terminates upon the death of any two of the parties. The voting agreement terminates in 1999, and does not apply to any voting securities transferred to a third party in a public transaction.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the SEC. Officers, directors and persons owning beneficially greater than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all such reports.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during the fiscal year ended December 29, 1996, except that one report was not timely filed by William
L. McClave, Vice President of Marketing - Rio Bravo. The transactions were reported by Mr. McClave on his year-end report on Form 5.


                                   PROPOSAL I

                             ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Nominees named below. If any Nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute Nominee as the Company may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any Nominee will be unavailable to serve. Additional information concerning the following Nominees is set forth in "Certain Information Concerning the Board of Directors."

     The Company has a classified Board of Directors so that each director serves a three-year term. If elected, each of the below nominees would serve until the 2000 Annual Meeting of Stockholders and until his successor is elected and has qualified or until his earlier death, resignation or removal.

                                                                 Position With                    Director
                 Name                    Age                      The Company                      Since
     ------------------------------- ------------ -------------------------------------------- ---------------
     Abe J. Gustin, Jr..............    62        Chairman and Co-Chief Executive Officer           1983
     D. Patrick Curran..............    52        Director                                          1992
     Robert A. Martin...............    66        Executive Vice President of Marketing             1989


                                  PROPOSAL II

             AMENDMENT OF THE COMPANY'S 1995 EQUITY INCENTIVE PLAN
         INCREASING THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK
                      AVAILABLE FOR AWARDS UNDER SUCH PLAN

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The stockholders are being asked to ratify Amendment No. 3 to the 1995 Equity Incentive Plan. There are currently only a total of 170,657 shares of Common Stock remaining available for Awards under the 1995 Equity Incentive
Plan. The amendment increases the authorized number of shares of Common Stock available for Awards under the 1995 Equity Incentive Plan by 300,000 shares, to a total of 2,300,000 shares authorized.

     As of December 29, 1996, stock options have been granted with respect to 1,829,343 shares available under the Plan. Of those, options with respect to 156,000 shares were exercisable as of December 29, 1996.

     As of December 29, 1996, the following persons or groups held options to purchase shares of Common Stock under the 1995 Equity Incentive Plan:

                                                                                 Number of
                                                                                  Options
                                                                                   Held
                                                                                ------------
       Abe J. Gustin, Jr., Chairman and Chief Executive Officer.................  159,000
       Lloyd L. Hill, President and Chief Operating Officer.....................  149,000
       George D. Shadid, Executive Vice President and Chief Financial Officer...  105,000
       Steven K. Lumpkin, Senior Vice President of Administration...............   65,000
       Stuart F. Waggoner, Senior Vice President of Operations..................   70,000
       Robert A. Martin, Executive Vice President of Marketing..................   89,000
       All executive officers as a group........................................  809,885
       All employees other than executive officers..............................  875,458
       All directors who are not executive officers.............................  144,000


Description of the Plan

     The following paragraphs provide a summary of the principal features of the 1995 Equity Incentive Plan (the "Plan") and its operation. The following summary is qualified in its entirety by reference to the Plan, a copy of which may be obtained from the Company upon written request.

Administration of the Plan

     The Plan is administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The members of the Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under section 162(m) of the Internal Revenue Code (for purposes of qualifying amounts received under the Plan as "performance-based compensation" under section 162(m)).

     Subject to the terms of the Plan, the Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Committee may delegate its authority to grant and administer awards to a separate committee appointed by the Committee, but only the Committee may make awards to participants who are executive officers of the Company.

Eligibility to Receive Awards

     Employees and consultants of the Company and its affiliates (i.e., any corporation or other entity controlling, controlled by or under common control with the Company) are eligible to be selected to receive one or more Awards. The Plan also provides for the grant of stock options to the Company's non-employee directors. Such options will automatically be granted pursuant to a nondiscretionary formula. See "Certain Information Concerning the Board of Directors."

Options

     The Committee may grant nonqualified stock options, incentive stock options ("ISOs" which are entitled to favorable tax treatment), or any combination thereof. The number of shares covered by each option will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options for more than 100,000 shares.

     The exercise price of each option is set by the Committee, but generally cannot be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Thus, an option will have value only if the Company's Common Stock appreciates in value after the date of grant. The exercise price of an ISO must be at least 110% of the fair market value if the participant, on the grant date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

     The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares of the Company's Common Stock then owned by the participant, or by any other means that the Committee determines to be consistent with the Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

     Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee, but generally not later than 10 years after the date of grant (13 years in the event of the optionee's death). The Committee may extend the maximum term of any option granted under the Plan, subject to the preceding limits.

Stock Appreciation Rights ("SARs")

     The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 100,000 shares.

     Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (1) the positive difference between (a) the fair market value of a share of Company Common Stock on the date of exercise, and (b) the exercise price, by (2) the number of shares with respect to which the SAR is exercised. Thus, a SAR will have value only if the Company's Common Stock appreciates in value after the date of grant.

     SARs are exercisable at the times and on the terms established by the Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company's Common Stock, as determined by the Committee. SARs expire at the times established by the Committee, but are subject to the same maximum time limits as are applicable to employee options granted under the Plan.

Restricted Stock Awards

     Restricted stock awards are shares of the Company's Common Stock that vest in accordance with terms established by the Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 shares.

     In determining the vesting schedule for each Award of restricted stock, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may (but is not required to) provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code, the Committee must use one or more of the following measures in setting the performance goals: (1) earnings per share, (2) individual performance objectives, (3) net income, (4) pro forma net income, (5) return on designated assets, (6) return on revenues, and (7) satisfaction of Company-wide or department based operating objectives. These performance measures are set forth in the Plan. The Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate  in  light  of  the  participant's  specific  responsibilities.  The
Committee may, in its sole discretion, accelerate the time at which any restrictions lapse or remove any restrictions.

Performance Unit Awards and Performance Share Awards

     Performance unit awards and performance share awards are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the Company's Common Stock on the date of grant. The number of performance units or performance shares (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 performance shares or performance units having an initial value greater than $250,000.

     Whether a performance unit or performance share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Committee are satisfied. The applicable performance goals will be determined by the Committee. In particular, the Plan permits the Committee to use the same performance goals as are discussed above with respect to restricted stock. The Committee may, in its sole discretion, waive any performance goal requirement.

     After a performance unit or performance share award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, Common Stock, or any combination thereof, as determined by the Committee. Unvested performance units and performance shares will be forfeited upon the earlier of the recipient's termination of employment or the date set forth in the Award agreement.

Transferability of Awards

     No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, or by the laws of descent and distribution; provided, however, that an Award granted under the Plan may be transferred to a holder's family members, to trusts created for the benefit of the holder or the holder's family members, or to charitable entities. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant's death. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant's estate.

Change in Control

     In the event of a change in control not approved by the Board of Directors, all Awards granted under the Plan then outstanding but not then exercisable (or subject to restrictions) become immediately exercisable, unless otherwise provided in the applicable Award agreement. In general, a change in control occurs if (1) a person (other than the Company and its affiliates) directly or indirectly owns 30% of the Common Stock, (2) the composition of the Board changes during any two year period whereby directors at the beginning of the period (including new directors approved by a vote of at least two-thirds of the directors then in office) cease to constitute a majority of the Board, or (3) the stockholders of the Company approve a merger, consolidation or plan of complete liquidation of the Company or approve an agreement for the sale of all or substantially all of the Company's assets.

Tax Aspects

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

     Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition either will be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise, or (2) the amount realized from the sale, exceeds the exercise price.

     Upon receipt of restricted stock, a performance unit or a performance share, the participant will not have taxable income unless he or she elects to be taxed. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time.

     The  Committee  may  permit   participants   to  satisfy  tax   withholding
requirements in connection with the exercise or receipt of an Award by (1) electing to have the Company withhold otherwise deliverable shares, or (2) delivering to the Company then owned shares having a value equal to the amount required to be withheld.

     The Company will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. In addition, Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. The Company can preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by section 162(m), including (1) the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during a specified time period, and (2) for restricted stock, performance units and performance shares, inclusion in the Plan of performance goals which must be achieved prior to payment. The Plan has been designed to permit the Committee to grant Awards which satisfy the requirements of section 162(m).

Amendment and Termination of the Plan

     The Board generally may amend or terminate the Plan at any time and for any reason, but in accordance with section 162(m) of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934, certain amendments to the Plan may require stockholder approval.

     The Board of Directors recommends that stockholders vote YES on this proposal. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting will be required for adoption of the proposal.


                                  PROPOSAL III

             ADOPTION OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

Adoption of Employee Stock Purchase Plan by the Board

     The Board of Directors has adopted the Applebee's International, Inc. Employee Stock Purchase Plan (the "Purchase Plan") and directed that the Purchase Plan be submitted to a vote of the stockholders at the Annual Meeting. If approved by the stockholders, the Purchase Plan will become effective January 1, 1997. On March 27, 1997, the closing sale price reported on The Nasdaq Stock Market for a share of the Common Stock was $25.25 (as reported by the National Quotation Bureau, Inc.).

Purpose

     The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of its Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

Administration

     The Purchase Plan will be administered by a Committee appointed by the Board of Directors (the "Committee"). Subject to the provisions of the Purchase Plan, the Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions.

Eligibility and Number of Shares

     Up to 200,000 shares of Common Stock of the Company are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of Common Stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. Shares delivered pursuant to the Purchase Plan may be acquired by purchase for the accounts of participants on the open market or in privately negotiated transactions by a registered securities broker/dealer selected by the Company (the "Agent"), by direct issuance from the Company (whether newly issued or treasury shares) or by any combination thereof.

     Any employee of the Company or, subject to approval by the Board of Directors, a parent or subsidiary corporation of the Company (including officers and any directors who are also employees) will be eligible to participate in the Purchase Plan for any Purchase Period (as defined below) so long as, on the first day of such Purchase Period, the employee has completed at least 12 months of continuous service. "Purchase Period" means each calendar quarter of the year.

     Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form in advance of the Purchase Period to which it relates. The enrollment form will authorize payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate.

     No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

     The Company currently has approximately 6,800 employees who are eligible to participate in the Purchase Plan.

Participation

     An eligible employee who elects to participate in the Purchase Plan will authorize the Company to make payroll deductions of a specified fixed dollar amount or whole percentage from 1% to 15% of the employee's gross cash compensation as defined in the Purchase Plan. A participant may, on January 1 or July 1, direct the Company to increase or decrease the amount of deductions (within those limits) or make no further deductions, as set forth in greater detail in the Purchase Plan. A participant may also elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash within 30 days. Any participant who stops payroll deductions may not thereafter resume payroll deductions for that Purchase Period, and any participant who withdraws from the Purchase Plan will not be eligible to reenter the Purchase Plan until the next succeeding Purchase Period.

     Amounts withheld under the Purchase Plan will be held by the Company as part of its general assets until the end of the Purchase Period and then applied to the purchase of Common Stock of the Company as described below.
No interest will be credited to a participant for amounts withheld.

Purchase of Stock

     As of the last day of each Purchase Period, the amounts withheld for a participant in the Purchase Plan will be used to purchase shares of Common Stock of the Company. The purchase price of each share will be equal to 90% of the lesser of the Fair Market Value (as defined in the Purchase Plan) of a share of Common Stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of Common Stock (including fractional shares) that can be purchased with such amounts at such price, unless the participant has properly notified the Company that he or she elects to receive the entire amount in cash. If some or all of such shares are acquired for the accounts of participants on the open market or in privately negotiated transactions, the Company will provide to the Agent such funds, in addition to the funds available from participants' payroll deductions, as may be necessary to permit the Agent to purchase that number of shares (including brokerage fees and expenses).

     No more than $25,000 in Fair Market Value (determined on the last day of the respective Purchase Periods) of shares of Common Stock may be purchased under the Purchase Plan and all other employee stock purchase plans, if any, of the Company and any parent or subsidiary corporation of the Company by any participant for each calendar year.

     If purchases by all participants would exceed the number of shares of Common Stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Common Stock will be refunded to the participant in cash.

     Shares of Common Stock acquired by each participant will be held in a general securities brokerage account maintained by the Agent for the benefit of all participants, with the Agent maintaining individual subaccounts for each participant (showing fractional share ownership to four decimal places). Each participant will be entitled to vote all shares held for the benefit of such participant in the general securities brokerage account. Certificates for the number of whole shares of Common Stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative. No certificates for fractional shares will be issued and participants will instead receive cash representing any fractional shares.

     Dividends on a participant's shares held in the general securities brokerage account will automatically be reinvested in additional shares of Common Stock of the Company. If a participant desires to receive dividends on the participant's shares in cash, such participant must request that a certificate for such shares be issued to such participant. The purchase price of any shares ("Reinvestment Shares") purchased through the reinvestment of dividends is determined as follows: (i) if, with respect to any particular dividend payment, the Company instructs the Agent that any Reinvestment Shares are to be purchased directly from the Company, the purchase price of each such Reinvestment Share is the fair market value of a share on the business day immediately preceding the date of purchase; or (ii) if, with respect to any particular dividend payment, the Company does not instruct the Agent to purchase Reinvestment Shares directly from the Company, the Agent will commingle all dividends paid on all participants' shares held in the general securities brokerage account and will purchase on the open market, or in privately negotiated transactions, as soon as reasonably practicable after the receipt of the dividends, as many shares of Common Stock of the Company as can be acquired with such commingled dividends, and the purchase price of each such Reinvestment Share is the average price paid by the Agent in purchasing all Reinvestment Shares for all participants with the proceeds of such dividend payment. There is allocated to each participant's individual subaccount such participant's pro rata portion of the shares purchased with the commingled funds. The Company pays all brokerage fees and expenses of the Agent in connection with the reinvestment of dividends.

Death, Disability, Retirement or Other Termination of Employment

     If the employment of a participant terminates for any reason, including death, disability or retirement, the amounts previously withheld will be returned to the participant or beneficiary, as the case may be, and the participant's interest in the securities brokerage account will be liquidated as described in the Purchase Plan.

Rights Not Transferable

     The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

Amendment or Modification

     The Board of Directors may at any time amend the Purchase Plan in any respect which shall not adversely affect the rights of participants pursuant to shares previously acquired under the Purchase Plan, provided that approval by the stockholders of the Company is required to increase the number of shares to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and similar transactions).

Termination

     All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the day that participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors. Upon termination of the Purchase Plan, shares of Common Stock will be purchased for participants in accordance with the terms of the Purchase Plan, and cash, if any, previously withheld and not used to purchase Common Stock will be refunded to the participants.

Federal Tax Considerations

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to the Purchase Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     Payroll  deductions  under  the Plan  will be made on an  after-tax  basis.
Participants will not recognize any additional income as a result of participation in the Plan until the disposal of shares acquired under the Plan or the death of the Participant. Participants who hold their shares for more than 24 months after the end of the Purchase Period or die while holding their shares will recognize ordinary income in the year of disposition or death equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition or death over the purchase price paid by the participant or
(ii) the excess of the fair market value of the shares on the last day of the Purchase Period over the purchase price paid by the participant. If the 24-month holding period has been satisfied when the participant sells the shares or if the participant dies while holding the shares, the Company will not be entitled to any deduction in connection with the transfer of such shares to the participant.

     Participants who dispose of their shares within 24 months after the shares were purchased will be considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, the Company generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

     Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the Purchase Plan will be capital gain or loss.

Copy of Purchase Plan

     The full text of the Purchase Plan appears in Appendix A to this Proxy Statement, to which Appendix reference is made for a complete statement of the terms of the Purchase Plan.

     The Board of Directors recommends that stockholders vote YES on this proposal. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting will be required for adoption of the proposal.


                                  PROPOSAL IV

              RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
               AUDITORS FOR THE COMPANY FOR THE 1997 FISCAL YEAR

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The Company has selected the accounting firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the 1997 fiscal year. The stockholders are being asked to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement at the Annual Meeting if they so choose and will be available to respond to appropriate questions.

                             EXECUTIVE COMPENSATION

Executive Compensation Committee Report

     This report discusses the manner in which base salaries, incentive compensation and stock option grants for Abe J. Gustin, Jr., the Company's Chief Executive Officer ("CEO"), and the other executives named in the Summary Compensation Table (the "Named Executives") were determined for the 1996 fiscal year.

     The Company continues to believe that its past growth and success have been, and that its continued growth and success will be dependent in part on its ability to attract and retain highly-qualified senior management. In addition, the Company believes that executive officers should have their personal financial interests closely aligned with stockholder value. As a result, the Company established executive total direct compensation levels for 1996 that it believes are competitive with restaurant industry leaders, based on the compensation survey described below, and focused on the Company's operating performance. The Company's executive compensation arrangements consist of three primary parts: competitive base salary levels, significant Company performance-based bonus payments, and stock options. The Committee believes that these components are appropriate ways to provide the Company's executives financial security and motivation to increase profitability both in the near-term and over time. The Company used an independent compensation consultant to advise on executive compensation issues. The Company had written employment agreements in effect throughout 1996 with Mr. Gustin, Mr. Hill and Mr. Shadid. Mr. Gustin entered into a new two-year employment agreement effective January 1, 1996. The Company's executive employment agreements address only first-year base salary levels and, therefore, did not determine 1996 compensation levels. Base salary, bonus and stock option levels are left to the discretion of the Committee each year.

     In reviewing compensation levels for 1996, the Committee conducted a thorough review and study of the Company's executive salary and bonus policies in order to provide the Company's executive officers with appropriate financial and motivational arrangements in 1996 and the future. The compensation consultant compared the base salaries, incentives and total cash compensation paid to the Company's executives with those paid by other companies in four categories:

         Performance graph customized industry peer group -- consisting of the seven publicly-traded restaurant companies comprising the customized industry peer group used in the performance graph included in the Company's 1996 Proxy Statement.

         Historical peer group -- consisting of the Performance Graph customized industry peer group plus 12 additional publicly-traded restaurant companies. This is the same group the Committee used in 1994 to evaluate 1995 executive compensation levels.

         Industry leader peer group -- consisting of 10 publicly-traded restaurant companies, three of which are included in the Performance Graph customized industry peer group, four more of which are included in the Historical peer group, and three of which are not in either of the other industry peer groups.

         Service industry peer group -- consisting of eight publicly-traded health care and retail companies with annual revenues in excess of $1 billion.

The Committee directed the compensation consultant as to which specific companies to use in its study. The companies were selected because they were generally comparable to the Company in size and recent growth rate. The Committee's review of this data and of an industry compensation analysis prepared by the consultant resulted in the base salary increase described below.

     Base Salary

     In determining the 1996 base salaries for the CEO and Named Executives, the Committee considered several criteria, including growth in stockholder value, free cash flow, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), net earnings, franchisee relations and new restaurant openings. These criteria were not weighted by an predetermined formula, but rather, were considered in light of the overall achievement of the Company's goals and of general industry and economic factors. The significance of any particular criterion varied depending upon the particular position or area of responsibility of the executive in question. Mr. Gustin's 1996 base salary of $465,000 represented an increase of 9.4% over 1995 and reflected the continued strong operational and financial performance of the Company and of the Applebee's franchise system, evidenced by, among other things, continued large earnings growth, significant operating margin improvement, and another year of a record number of restaurant openings.

     It is the policy of the Company to review executive base salaries in relation to comparable positions in the restaurant industry. The Committee believes that base salaries should remain competitive with industry leaders, but not significantly exceed the median.

     Incentive Compensation

     The Committee believes that a significant part of compensation for the CEO and other senior executives should continue to be based on the achievement of operating and financial goals. The incentive plan, when combined with base salary, provides award opportunities approximately equal to the 75th percentile of comparable positions among industry leaders. The Company uses its 1994 Management and Executive Incentive Plan (a cash bonus plan) for all executives and its 1994 Long-Term Incentive Plan (a stock award plan) for all executives below the Senior Vice President level. Under the cash bonus plan, the Committee established operating and financial goals for the Company and individual bonus payments, based on a percentage of base salary, to be paid at various levels of goal achievement. The Committee believes that this program provides an appropriate, attractive incentive opportunity to the Company's executives for both short-term and long-term rewards.

     The Committee established the 1996 minimum achievement level to receive bonus payments under the 1994 Management and Executive Incentive Plan at 88% of the Company's internal targeted pre-tax profit, an increase from the 74% minimum achievement level used in 1995. The maximum achievement level for 1996 established under the 1994 Management and Executive Incentive Plan was 98.5% of the Company's internal targeted pre-tax profit. The plan allows the Committee to exclude items from the calculation of pre-tax profit when it believes that it is equitable to do so. After the end of 1996, the Committee excluded losses incurred on the disposition of certain restaurants, and, to recognize the initial operating costs of developing and expanding the Rio Bravo concept, the Committee segregated the results of operations of the Rio Bravo division from the Applebee's division. As a result, the actual achievement level was 95%, which resulted in the CEO and each of the Named Executives receiving 50% of the maximum bonus potential under the plan.

     Stock Options

     The Committee believes that stock option grants and other equity-related compensation programs are important elements of the Company's executive compensation program and will continue to be used to attract, motivate and retain experienced, qualified members of management. Stock options are awarded under the 1995 Equity Incentive Plan. Options are granted at 100% of fair market value on date of grant, and can be exercised (following a required holding period) at any time over a 10 year period. In 1996, the Committee implemented significant changes in the Company's approach to stock options by informing the executives that grants will be made once every three years rather than annually and by changing the vesting schedule for these options to vest 50% after three years, 25% after four years and 25% after five years.

     Stock option grants in 1996, including those to the CEO and the Named Executives, were made by the Committee and based on the level of each recipient's responsibility within the Company and on amounts targeted at the 75th percentile of long-term compensation awards of industry leaders. Thus, the grant to Mr. Gustin, as Chairman and CEO, who was ultimately responsible for all operations of the Company and for the franchise system and relationships with franchisees, was at the highest level awarded, comprising 9.3% of all options granted in 1996.

     Other Information

     Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. No executive of the Company received annual compensation in excess of $1,000,000 in 1996 or in any prior year. The Company's bonus and equity-based compensation plans are designed to meet the requirements of Section 162(m) by basing incentive compensation on identifiable performance criteria. The Committee does not anticipate that any executive base salary will exceed $1,000,000.

                                    EXECUTIVE COMPENSATION COMMITTEE
                                    D. Patrick Curran
                                    Eric L. Hansen
                                    Jack P. Helms
                                    Raymond D. Schoenbaum (elected in May, 1996)


Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee consists entirely of individuals who are neither officers or employees of the Company. The Company leases certain office space under an operating lease from a partnership in which Mr. Schoenbaum holds a 37.5% interest. The Company paid $104,000 under this lease in the 1996 fiscal year. The Company believes that the terms of the lease reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party.

Summary Compensation Table

     The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the next five most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

==================================================================================================================
                         SUMMARY COMPENSATION TABLE
==================================================================================================================
                                                                                                    Long Term
                                                                                                   Compensation
                                                         Annual Compensation                          Awards
                                      ----------------------------------------------------------------------------
                                                                                Other Annual
                                         Fiscal       Salary      Bonus(1)    Compensation(2)       Options(3)
      Name and Principal Position         Year          ($)          ($)            ($)                (#)
------------------------------------------------------------------------------------------------------------------

   Abe J. Gustin, Jr.                      1996       $ 463,462    $ 139,500        $      --         100,000
   Chairman and Chief Executive            1995         423,077      318,750               --          59,000
   Officer                                 1994         366,965      161,719              369          49,000

   Lloyd L. Hill(4)                        1996       $ 338,432    $ 102,000        $  14,243         100,000
   President and Chief Operating           1995         308,655      232,500           95,576          72,000
   Officer                                 1994         244,111      119,229           67,418          51,000

   George D. Shadid                        1996       $ 269,362    $  74,525        $  23,267          75,000
   Executive Vice President and            1995         238,462      180,000           11,221          30,000
   Chief Financial Officer                 1994         197,203       86,250           18,378          30,000

   Steven K. Lumpkin(5)                    1996       $ 198,077    $  50,000        $      --          50,000
   Senior Vice President of                1995          98,077       93,750               --          25,000
   Administration                          1994           --           --                  --              --

   Stuart F. Waggoner                      1996       $ 188,461    $  47,500        $   3,241          50,000
   Senior Vice President of                1995         148,462      105,000           20,270          38,500
   Operations                              1994         109,297       47,438               --          15,000

   Robert A. Martin                        1996       $ 188,077    $  47,500        $  15,715          60,000
   Executive Vice President of             1995         139,423       98,000           56,026          29,000
   Marketing                               1994         126,027       53,906            2,523          29,000
---------------

(1) Represents payments made under the 1994 Management and Executive Incentive Plan. In addition, amounts applicable to Mr. Hill include a bonus of $15,000 paid in 1994 pursuant to an agreement made at the time he joined the Company as an officer, and amounts applicable to Mr. Lumpkin include a bonus of $30,000 paid in 1995 pursuant to an agreement made at the time he joined the Company as an officer.
(2) Represents automobile allowances, club membership fees paid on behalf of certain officers, and payments made in connection with the Company's non-qualified retirement savings plan. Amounts applicable to Mr. Hill also include moving and relocation expense reimbursements of $84,868 in 1995 and $67,378 in 1994. Amounts applicable to Mr. Martin ($48,249 in 1995) and to Mr. Waggoner ($3,241 in 1996 and $20,270 in 1995) relate to one-time payments made to account for increased income taxes incurred by them as a result of adjustments made by the Company to certain stock options.
(3) Represents options granted pursuant to the Company's 1989 Stock Option Plan and 1995 Equity Incentive Plan, including options granted to directors who were also executive officers in 1995 and 1994 (see "Certain Information Concerning the Board of Directors").
(4)  Mr. Hill's employment with the Company commenced February 1, 1994.
(5)  Mr. Lumpkin's employment with the Company commenced May 1, 1995.

     During 1996, the Company had written employment agreements with Mr. Gustin, Mr. Hill and Mr. Shadid. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee. In January 1997, Mr. Gustin's salary was increased to $500,000, Mr. Hill's salary was increased to $420,000, and Mr. Shadid's salary was increased to $296,000.

     Effective January 1, 1996, the Company and Mr. Gustin entered into a new two-year employment agreement. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Gustin with reason (as defined). Upon such a termination, if Mr. Gustin elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. Upon any other termination, the agreement allows the Company to impose the noncompetition and nonsolicitation provisions for up to two years upon a payment of 50% of Mr. Gustin's base salary. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event Mr. Gustin resigns or is terminated following a change in control.

     Mr. Hill's agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. The Company also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain "triggering events," including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

     Effective March 1, 1995, the Company and Mr. Shadid entered into a new employment agreement with an initial term ending December 29, 1996, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Shadid with reason (as defined). If Mr. Shadid elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event Mr. Shadid resigns or is terminated following a change in control.

     The Company has entered into severance arrangements with other officers of the Company (eight persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in an amount equal to (i) one and two-thirds times the officer's cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control severance agreements (ten persons) had been terminated as of December 29, 1996, as a result of a change in control, the Company would have been required to make payments under the change in control severance provisions of the above agreements aggregating approximately $5,500,000.

     The following tables set forth information regarding options granted and exercised during fiscal year 1996 with respect to the Chief Executive Officer and the next five most highly compensated executive officers:

==============================================================================================================
                  OPTION GRANTS IN LAST FISCAL YEAR
==============================================================================================================
                                                                                           Potential
                                                                                      Realizable Value at
                                                                                         Assumed Annual
                                                                                      Rates of Stock Price
                                                                                          Appreciation
                              Individual Grants(1)                                     for Option Term(2)
---------------------------------------------------------------------------------- ---------------------------
                         Number of      % of Total
                         Securities       Options
                         Underlying     Granted to      Exercise
                          Options        Employees       or Base
                         Granted(3)      in Fiscal        Price      Expiration         5%           10%
         Name               (#)            Year         ($/Share)       Date           ($)           ($)
----------------------- ------------- ---------------- ------------ -------------- ------------- -------------
Abe J. Gustin, Jr.           100,000      9.3              $28.00      5/13/06       1,760,905      4,462,479
Lloyd L. Hill                100,000      9.3               28.00      5/13/06       1,760,905      4,462,479
George D. Shadid              75,000      7.0               28.00      5/13/06       1,320,679      3,346,859
Steven K. Lumpkin             50,000      4.7               28.00      5/13/06         880,452      2,231,239
Stuart F. Waggoner            50,000      4.7               28.00      5/13/06         880,452      2,231,239
Robert A. Martin              60,000      5.6               28.00      5/13/06       1,056,543      2,677,487
---------------

(1)  Options are granted at the fair market value on the date of grant.
(2) The assumed rates are compounded annually for the full terms of the options.
(3) Options vest 50% three years after date of grant, 25% four years after date of grant, and 25% five years after date of grant.

====================================================================================================
      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
             AND FISCAL YEAR-END OPTION VALUES
====================================================================================================
                                                       Number of          Value of Unexercised
                                                Securities Underlying        In-The-Money
                                                 Unexercised Options          Options at
                                                     at 12/29/96              12/29/96(2)
                       Shares                            (#)                      ($)
                      Acquired       Value      ----------------------- ------------------------
                    at Exercise   Realized(1)        Exercisable/            Exercisable/
     Name               (#)           ($)           Unexercisable            Unexercisable
------------------- ------------- ------------- ----------------------- ------------------------
Abe J. Gustin, Jr.    33,000      $469,151          58,000/150,000      $  670,690/ $ ---
Lloyd L. Hill          None         None           116,000/140,000       1,251,032/   ---
George D. Shadid       None         None            45,000/105,000         610,550/   ---
Steven K. Lumpkin      None         None            10,000/ 65,000          53,750/   ---
Stuart F. Waggoner    20,000       295,692          34,500/ 70,000         360,584/   ---
Robert A. Martin       None         None            59,000/ 80,000         706,740/   ---

--------------

(1)  Market value less option price.
(2) Based upon the closing sale price of the Common Stock on December 27, 1996 (the last trading day in fiscal year 1996).

Performance Graph

        The following graph compares the annual change in the Company's cumulative total stockholder return for the five fiscal years ended December 29, 1996 (December 29, 1991 to December 29, 1996) based upon the market price of the Company's Common Stock, compared with the cumulative total return on Media General's Nasdaq Total Return Index, the Company's customized Industry Peer Group, the S&P Restaurant Industry Index, and the Media General Restaurant Industry Index as indexed by Media General. The Media General Nasdaq Index includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The customized Industry Peer Group consists of the Company; Brinker International, Inc.; Chart House Enterprises, Inc.; Cracker Barrel Old Country Store, Inc.; Max & Erma's Restaurants, Inc.; Spaghetti Warehouse, Inc.; and Uno Restaurant Corporation. Morrison Restaurants, Inc., which was included in the customized Industry Peer Group shown in previous proxy statement comparisons, has been excluded from the results shown below due to a spin-off of its casual dining operations into a separate entity. The Media General Restaurant Industry Index includes more than 140 restaurant companies, and the Company has determined that this Index represents a more meaningful peer group than either the S&P Restaurant Industry Index or the custom peer group described above. In future performance comparisons, the Company will not utilize the S&P Restaurant Industry Index or the customized Industry Peer Group.

                         APPLEBEE'S INTERNATIONAL, INC.
                               Performance Graph

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            APPLEBEE'S INTERNATIONAL, INC. VS. NASDAQ TOTAL RETURN INDEX VS. CUSTOMIZED INDUSTRY PEER GROUP VS. S&P RESTAURANT INDUSTRY INDEX
                          VS. MEDIA GENERAL RESTAURANT INDUSTRY INDEX

                              [GRAPH APPEARS HERE]

                                                                                                       Media
   Measurement Period                             NASDAQ         Customized           S&P             General
 (Fiscal Year Covered)       Applebee's        Total Return       Industry         Restaurant       Restaurant
   Measurement Point     International, Inc.      Index          Peer Group      Industry Index   Industry Index
----------------------- --------------------- --------------- ----------------- ---------------- ------------------
   December 29, 1991           $100.00           $100.00           $100.00          $100.00           $100.00
   December 27, 1992           $200.63           $100.98           $125.79          $128.10           $122.90
   December 26, 1993           $445.12           $121.13           $164.51          $149.55           $134.29
   December 25, 1994           $321.29           $127.17           $107.00          $149.09           $120.90
   December 31, 1995           $492.60           $164.96           $ 97.92          $223.60           $165.23
   December 29, 1996           $591.52           $204.98           $120.18          $220.92           $167.06

                   ASSUMES $100 INVESTED ON DECEMBER 29, 1991
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DECEMBER 29, 1996

Certain Indemnification Agreements

     The Company has entered into Indemnification Agreements with each of its directors and officers. Under the Indemnification Agreements, the Company agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at the request of the Company. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, the By-laws of the Company provide for indemnification to all officers and directors of the Company to essentially the same extent as provided in the indemnification agreements.

     The Company presently carries director and officer liability insurance to insure its directors and officers against certain liabilities they might incur in connection with performing their duties for the Company. The proceeds of such insurance would be available to the extent thereof to satisfy any obligation of the Company to indemnify its directors or officers with respect to the liability giving rise to the insurance proceeds. The insurance does not cover all liabilities that could give rise to indemnification by the Company.

                              CERTAIN TRANSACTIONS

     The Company and certain franchisees have obtained restaurant equipment from Sal Reck Equipment Company. Sal Reck, the owner of such company, is the father-in-law of Johyne H. Reck. During the 1996 fiscal year, the Company paid $426,000 for equipment and services purchased from Sal Reck Equipment Company. The Company believes that all such transactions have been on terms at least as favorable as could have been obtained from unaffiliated third parties.

     One of the Company's  restaurants is leased from a corporation in which Abe
J. Gustin, Jr., Ronald B. Reck and Johyne H. Reck each owns a 25% interest. During 1995, the Company entered into an agreement with this corporation to lease additional parking space for this restaurant. The Company paid $185,000 under these leases in the 1996 fiscal year. The Company believes that the terms of the leases reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party. Abe J. Gustin, Jr. personally guaranteed a restaurant lease for a former franchisee in Dallas. When the Company undertook the operation of this franchise restaurant it agreed to assume the lease prospectively. This decision was approved by a majority of the disinterested members of the Board of Directors. Mr. Gustin remains liable on his guarantee. In the 1996 fiscal year, the aggregate payments made by the Company on the lease were $96,000.

     Mr. Gustin's brother and a brother-in-law own two of the Company's franchisees, A.N.A., Inc., which operates 10 Applebee's restaurants, and Miss-Ala-Rio, Inc., which holds the rights to a development territory for Rio Bravo. Another brother-in-law of Mr. Gustin owns a 50% interest in Apple-Bay East, Inc., another of the Company's franchisees which operates four Applebee's restaurants. The Company has also entered into development agreements for two territories with Apple Partners Limited Partnership. Johyne H. Reck's brother-in-law owns a 50% interest in the corporate general partner of this limited partnership. In February 1997, the Company entered into an agreement to purchase the assets of 11 operating restaurants in one of these territories for approximately $36,100,000, subject to adjustment. In addition, Apple Partners Limited Partnership has also reached an agreement to sell its remaining territory to another franchisee. The development and franchise agreements of A.N.A., Inc., Miss-Ala-Rio, Inc., Apple-Bay East, Inc. and Apple Partners
Limited Partnership are standard in form and require payment of standard franchise, royalty, and advertising fees.

     The Company leases certain office space under an operating lease from a partnership in which Raymond D. Schoenbaum holds a 37.5% interest. The Company paid $104,000 under this lease in the 1996 fiscal year. The Company believes that the terms of the lease reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party.

     The Company has a consulting agreement with Mr. Kenneth Hill to act as a consultant to the Company for governmental affairs and restaurant industry relations until March 1, 1998. Mr. Hill was paid $200,000 for the first year of the agreement, $150,000 for the second year, and will be paid $79,000 for the third year. The agreement contains nondisclosure, noncompetition, and employee nonsolicitation clauses and also provides that all concepts and discoveries conceived by Mr. Hill alone or with others become the exclusive property of the Company. Mr. Hill has agreed to continue to serve as a director through the term of his consulting agreement, but has informed the Company that he will resign from the Board upon the termination of his consulting agreement or earlier if the Company selects someone to fill his position on the Board of Directors.

                                 OTHER MATTERS

     The Company knows of no other matters to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors encourages each stockholder to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.


                                              By Order of the Board of Directors



                                              Robert T. Steinkamp, Secretary
                                              Applebee's International, Inc.
                                              4551 W. 107th Street, Suite 100
                                              Overland Park, Kansas  66207

Overland Park, Kansas
April 8, 1997